Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 25, 2018, relating to the consolidated financial statements of Rise Gold Corp., appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Interests of Experts” in the Prospectus.

Vancouver, Canada	Chartered Professional Accountants

November 23, 2018